EXHIBIT 99.1

Apollo Gold Unwinds Foreign Currency Hedges and
Pays Down Debt by ~US$8 Million

Denver, Colorado; Halifax, Nova Scotia; April 26, 2010 – Apollo Gold Corporation (TSX: APG, NYSE Amex: AGT) (“Apollo”) and Linear Gold Corp. (TSX:LRR) (“Linear”) announce that Apollo has unwound its Canadian dollar currency hedges that were originally entered into in connection with Apollo’s US$70 million Black Fox Project Facility Agreement (the “Facility Agreement”).  As a result of this action, gross proceeds to Apollo were approximately US$8.2 million, which will be used to reduce the debt outstanding under the Facility Agreement.

Following this repayment, Apollo’s indebtedness will be reduced to approximately US$51.8 million.  Additionally, post closing of the proposed business combination of Apollo and Linear (the “Merger”), expected to be completed by the end of the second quarter of 2010, the combined company will further repay US$10 million to the project lenders to reduce the Project Facility to approximately US$41.8 million.

Enhanced Financial Flexibility

R. David Russell, Chief Executive Officer (“CEO”) and President of Apollo, said, “We acted opportunistically to close out our in-the-money foreign currency contracts in order to reduce our indebtedness.  This US$8.2 million repayment, together with the US$10 million repayment from proceeds of Linear’s Cdn$25 million private placement on March 19, 2010, have reduced interest payments annually by US$1.3 million.”

Wade K. Dawe, CEO and President of Linear, said, “The collapse of the foreign currency hedge to further reduce debt is an important step in our plan to strengthen Apollo’s balance sheet.  Following completion of the Merger, we believe that the recapitalized company will be in a strong position to emphasize underground production at Black Fox and to take advantage of growth opportunities for our shareholders going forward.  Having significantly deleveraged the balance sheet, our new company is well positioned as an emerging Canadian mid-tier gold producer.”

Linear and Apollo entered into a definitive arrangement agreement (the “Agreement”), dated March 31, 2010, in respect of the previously announced business combination pursuant to which the businesses of Apollo and Linear will be combined by way of a court approved plan of arrangement, subject to a number of conditions precedent, including approval of the shareholders of each of Apollo and Linear.  The Agreement provides that Linear shareholders will receive 5.4742 Apollo shares for each Linear share.

Proposed Share Consolidation and Name Change

As a part of the Merger, Apollo and Linear believe that it is in the best interests of the combined company (“New Company”) to effect a name change and share consolidation currently anticipated to be on the basis of one post-consolidation New Company common share for every four Apollo common shares outstanding immediately prior to the share consolidation.

Such consolidation and name change will be submitted to the Apollo shareholders for approval at the shareholder meeting to approve matters relating to the Merger (the “Meeting”) and would only be effective upon such approval and the closing of the Merger.  Both Apollo and Linear believe that the share consolidation will allow the combined company greater access to the capital markets, including access to those institutions and investors who invest in stocks with a US$1 minimum price, and potential enhanced trading liquidity. The proposed new name for the New Company will be determined over the coming weeks and included in the management information circulars to be mailed to shareholders.

If approved by the Apollo shareholders and implemented by the New Company, the proposed name change and share consolidation would affect all New Company shareholders uniformly, including existing Linear shareholders who, after giving effect to the Merger and the consolidation, will receive approximately 1.37 New Company shares for each Linear share on completion of the Merger (5.4742 divided by 4).

The proposed share consolidation would not affect any New Company shareholder’s percentage ownership interests or proportionate voting power, except to the extent that the share consolidation results in any shareholders owning a fractional New Company common share (an “New Company Share”) (in which case each fractional New Company Share that is less than one-half of one New Company Share will be cancelled without any compensation therefor and each fractional New Company Share that is at least one-half of one New Company Share will be adjusted upward to one whole New Company Share).  Following the share consolidation, the New Company Shares will have the same voting rights and will be identical in all other respects to the Apollo shares now authorized.

Both the proposed share consolidation and name change must be approved by at least two-thirds of the votes cast at the Meeting.

Proxy Solicitor

Both Apollo and Linear have engaged Laurel Hill Advisory Group, 200-366 Bay Street, Toronto, Ontario, M5H 4B2, to assist in their respective proxy solicitation efforts.

Apollo shareholders with questions about the Merger may call the Proxy Solicitor at:
1-888-987-3940  or collect at 416-637-4661.

Linear shareholders with questions about the Merger may call the Proxy Solicitor at:
1-888-987-3949 or collect at 416-637-4661.

Contact Information:
For Apollo:
Wendy Yang, Vice President of Investor Relations
Phone: 720-886-9656 Ext. 217    Toll Free: 1-877-465-3484
Email: ir@apollogold.com                                                   Website: www.apollogold.com

For Linear:
Sean Tufford, Director of Investor Relations
Phone: 902-422-1421    Toll Free: 1-866-785-0456
Email: info@lineargoldcorp.com              Website: www.lineargoldcorp.com

About Apollo

Apollo is a growing gold producer that operates the wholly owned Black Fox Mine in Ontario, Canada, which commenced gold production in May 2009. Apollo is also exploring the adjoining Grey Fox and Pike River properties, all in the Timmins gold district in Ontario, Canada, as well as the Huizopa Joint Venture, (80 percent Apollo and 20 percent Minas De Coronado, S. de R.L. de C.V.), an early stage, gold-silver exploration project, approximately 16 kilometers (10 miles) southwest of Minefinders Dolores gold-silver mine, in the Sierra Madres in Chihuahua, Mexico.

About Linear

Linear Gold Corp is a well financed gold exploration and development company committed to maximizing shareholder value through a strategy of mine development, focused exploration, and effective risk management through selective partnerships and acquisitions. Linear's flagship development property located near Uranium City, Saskatchewan, hosts an economic gold deposit and is now in the development stage to become a 70,000 - 90,000 ounce per year gold producer. Linear also holds an extensive and diverse portfolio of mineral projects in the Dominican Republic and Mexico.

Forward-looking Statements

Certain statements in this press release relating to the proposed Merger are “forward-looking statements” within the meaning of securities legislation.  These statements include statements regarding the use of proceeds from the unwinding of the foreign currency hedge, the timing of the completion of the arrangement with Linear Gold Corp. and the share consolidation’s ability to allow the combined company greater access to the capital markets and enhanced trading liquidity.  Apollo does not intend, and does not assume any obligation, to update these forward-looking statements. These forward-looking statements represent management's best judgment based on current facts and assumptions that management considers reasonable, including that the required approval will be obtained from the shareholders of Apollo or Linear, that all third party regulatory and governmental approvals to the Merger will be obtained and all other conditions to completion of the Merger will be satisfied or waived, that operating and capital plans will not be disrupted by issues such as mechanical failure, unavailability of parts, labour disturbances, interruption in transportation or utilities, or adverse weather conditions, that there are no material unanticipated variations in budgeted costs, that contractors will complete projects according to schedule, and that actual mineralization on properties will not be less than identified mineral reserves. Apollo makes no representation that reasonable business people in possession of the same information would reach the same conclusions. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the companies to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In particular, fluctuations in the price of gold or in currency markets could prevent the companies from achieving their targets. Other factors are disclosed under the heading “Risk Factors” and elsewhere in Apollo documents filed from time to time with the Toronto Stock Exchange and the NYSE Amex Equities Exchange and, on SEDAR and with other regulatory authorities, including the United States Securities and Exchange Commission.

Additional Information and Where to Find It

In connection with Apollo’s and Linear’s solicitation of proxies with respect to the meeting of shareholders of each of Apollo and Linear to be called with respect to the proposed plan of arrangement, Apollo will file a proxy statement with the SEC and with regulatory authorities in Canada and Linear will file an information circular with regulatory authorities in Canada.  SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/INFORMATION CIRCULAR WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Shareholders will be able to obtain a free-of-charge copy of Apollo’s proxy statement (when available) and other relevant documents filed with the SEC and with regulatory authorities in Canada from the SEC’s website at http://www.sec.gov and from SEDAR at http://www.sedar.com, as applicable.  Shareholders will be able to obtain a free-of-charge copy of Linear’s information circular (when available) and other relevant documents filed with regulatory authorities in Canada on SEDAR at http://www.sedar.com.  Shareholders of Apollo will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Apollo Gold Corporation, 5655 South Yosemite St., Suite 200, Greenwood Village, Colorado 80111-3220 or (720) 886-9656, or from Apollo’s website, www.apollogold.com.  Shareholders of Linear will also be able to obtain a free-of-charge copy of the information circular and other relevant documents (when available) by directing a request by mail or telephone to Linear Gold Corp., Suite 502, 2000 Barrington Street, Halifax, Nova Scotia B3J 3K1 or (902) 422-1421, or from Linear’s website, www.lineargoldcorp.com.

Interests of Participants in the Solicitation of Proxies

Apollo and certain of its directors, executive officers and other members of its management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its shareholders in connection with the proposed merger.  Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in Apollo’s proxy statements and Annual Reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the plan of arrangement when it becomes available.  Copies of these documents can be obtained, without charge, at the SEC’s internet website at www.sec.gov or by directing a request to Apollo at the address above.